BY-LAWS

                     PRINCIPAL MUTUAL LIFE INSURANCE COMPANY
                     711 HIGH STREET DES MOINES, IOWA 50392

                       Adopted and Effective April 8, 1969
                       As Amended through August 15, 1994

                                    ARTICLE I
                      MEETINGS OF THE COMPANY, ELECTION OF
                          DIRECTORS AT ANNUAL MEETING

SECTION 1. Meetings of the Company. The annual meeting of the Company shall be held in accordance with the provisions of the Articles at the hour of 9:00 o'clock A.M.., Des Moines time. Any special meeting of the Company shall be held at the time and place specified in the notice of such special meeting. The Chairman of the Board or the acting Chairman of the Board shall preside at meetings of the Company. The Secretary of the Corporation shall act as the Secretary of the meeting. If either person is unable to act in the designated capacity, the members present shall elect a member to serve as chairman pro tem or secretary pro tem.

SECTION 2. Notices and Ballots. The Secretary of the Corporation shall cause notice of each meeting to be published and shall mail or make ballots available to members as required by the Articles and shall if so directed by the Board mail a ballot to each member. No name of a candidate for election to the Board shall be included in the ballot unless the candidate has been nominated as provided in these By-Laws.

SECTION 3. Election of Directors and Voting on Propositions; Failure of Election. At each annual meeting the ballots cast for candidates for election to the Board, and at each annual meeting or special meeting the ballots cast concerning any proposition, shall be referred to the Board for canvass at the first meeting of the Board following such meeting of the Company. In the event a candidate for election to the Board, who is included in a class for which the number of candidates nominated for election is greater than the number to be elected, dies or withdraws before election, then there shall be no election of Directors in that class and the vacancy or vacancies created may be filled by the Board, to serve until the next following annual meeting of the Company, when a new election shall be held for the unexpired term of such vacancy or vacancies.

The candidate or candidates receiving the highest number of votes in each class shall be declared elected Director or Directors, and any proposition or any other matter submitted shall be declared carried or lost in accordance with the majority of votes cast for or against it. No person other than a candidate may be elected a Director.

                                   ARTICLE II
                           NOMINATION OF DIRECTORS AND
                                ELECTION BY BOARD

SECTION 1. Nomination by Board. The Board shall each year nominate candidates for election as Directors to succeed those whose terms are expiring.

SECTION 2. Nomination by Members. Members of the Company may nominate candidates for election as Directors to succeed those whose terms are expiring, upon delivery to the Secretary of the Corporation a certificate or certificates of nomination signed by members residing in at least five states and numbering in each such state not less than 1/25 of 1% of the total membership of the entire Company as of a date one hundred eighty days prior to the date of the annual meeting and including the address and policy or contract number of each member so signing.

SECTION 3. Qualification of Candidates. To qualify as a candidate, whether nominated by the Board or by members, written certificate or certificates of nomination shall be filed with the Secretary of the Corporation not more than one hundred eighty days nor less than ninety days before the date of the annual meeting of the Company and shall be accompanied by a written statement of the nominee of his willingness to serve.

SECTION 4. Assignment to Class. Each nomination of a candidate shall be to a class to which one or more Directors are to be elected at the next annual meeting of the Company. If any nomination made by the members of the Company fails to assign the candidate to any class, the Board shall make such assignment.

SECTION 5. Filling Vacancies. Any vacancy upon the Board (except vacancies resulting from failure of election as provided in Article I, Section 3), whether resulting from death or resignation of a Director, increase in number of Directors, or for any other reason, may be filled by the Board at any regular or special meeting, and each such newly elected Director shall be assigned by the Board to a class.

                                   ARTICLE III
                               BOARD OF DIRECTORS

SECTION 1. Number of Directors. The Board shall consist of thirteen Directors or such larger or smaller number, within the limits specified by the Articles, as a majority of the entire Board may determine at any regular or special meeting of the Board.

SECTION 2. Meetings. Regular meetings of the Board shall be held without notice once in each calendar quarter on such date and at such hour and place as may be fixed by the Board, except that the meeting in the second quarter shall be held in the Home Office of the Company in Des Moines on the date of the annual meeting. The date, hour and place of any regular meeting other than the meeting in the second quarter may be changed by the Chairman of the Board, if any, or the President, by written notice to all Directors at least thirty days before the regular meeting date, provided that the date to which any meeting is changed shall not be more than fifteen days earlier or later than the date fixed by the Board. Special meetings of the Board may be called at any time upon five days' written notice given by the Chairman of the Board, if any, the President or any two Directors. In the alternative, upon oral or written notice received prior to the time of the meeting by at least two-thirds of the Directors, the Chairman of the Board, or acting Chairman of the Board, may call a special meeting of the Board to be held through communications equipment which permits all participants to communicate with each other, with such participation constituting attendance at such meeting. Any Director may waive call or notice required to be given either before or after the time stated therein. Any meeting may be continued to the succeeding day if the Board does not complete the business coming before it on the meeting date.

At all meetings of the Board, regular or special, a majority of its number shall constitute a quorum for the transaction of business. If at any meeting less than a quorum is present, the meeting may be adjourned from time to time to a subsequent date, at which date the meeting may be held without notice if a quorum is then present.

SECTION 3. Officers of the Board; Duties. The Board shall elect from its number a Chairman of the Board to serve at the pleasure of the Board. The Chairman of the Board shall, if present, preside at each meeting of the Board and shall have such powers and shall perform such duties as may be assigned to him by these By-Laws or by or pursuant to authorization of the Board or, if the Chairman of the Board is not the chief executive officer of the Company, by the chief executive officer.

The Board may at any meeting of the Board elect a Secretary of the Board and such other officers, assistants and committees of the Board as the Board may deem necessary to serve during the pleasure of the Board, each of whom shall have and perform such duties as may be assigned to him by the Board or by the Chairman of the Board. The Secretary of the Board shall keep a record of all proceedings of the Board.

The Board shall by resolution establish a procedure to provide for an acting Chairman of the Board in the event the current Chairman of the Board is unable to serve or act in that capacity.

SECTION 4. Compensation of Directors. Directors who are not officers of the Company shall be entitled to an annual retainer and an additional amount for attendance at each regular or special meeting of the Board or meetings of committees of the Company, plus expense of attending such meetings, if any, as may be fixed by the Board.

                                   ARTICLE IV
                             OFFICERS OF THE COMPANY

SECTION 1. President. The Board shall, at the first meeting of the Board following the annual meeting of the Company, or at any meeting thereafter to fill a vacancy in the office, elect from its number a President of the Company to serve for one year or until his successor is elected.

SECTION 2. Chief Executive Officer. The Board shall empower either the Chairman of the Board, if one is elected, or the President to serve as the chief executive officer of the Company.

SECTION 3. Other Officers Elected by Board. At any meeting of the Board it may elect such officers of the Company, in addition to a President, as the Board may deem necessary, to serve at the pleasure of the Board.

SECTION 4. Other Officers. The Board may authorize the Company to elect or appoint other officers, each of whom shall serve at the pleasure of the Company.

SECTION 5. Duties of Officers. The chief executive officer shall supervise the carrying out of policies adopted or approved by the Board, shall exercise a general supervision and superintendence over all the business and affairs of the Company, and shall possess such other powers and perform such other duties as may be incident to his function.

The President, if not the chief executive officer, shall have such powers and perform such duties as may be assigned to him by these By-Laws or by or pursuant to authorization of the Board or by the chief executive officer.

Other officers elected by the Board shall have such powers and perform such duties as may be assigned to them by or pursuant to authorization of the Board or by the chief executive officer.

Officers elected or appointed by the Company shall have such powers and perform such duties as may be assigned to them by the Company.

SECTION 6. Compensation of Officers. The compensation of all officers elected by the Board shall be fixed by the Board. The compensation of officers elected or appointed by the Company shall be fixed as provided by resolution of the Board of Directors.

                                    ARTICLE V
                                   COMMITTEES

SECTION 1. Executive Committee. An Executive Committee is hereby created composed of five Directors and shall include the Chairman of the Board and the chief executive officer if other than the Chairman of the Board. Members of the Executive Committee shall be appointed by and serve at the pleasure of the Board. If the Board has elected a Chairman of the Board he shall, if present, preside at each meeting of the Executive Committee. In the absence or vacancy in the office of the Chairman of the Board, the chief executive officer shall preside. If the Chairman of the Board is also the chief executive officer, any other member of the Executive Committee, as determined by the members of the Executive Committee present, shall preside at a meeting of the Committee in the absence of the Chairman of the Board. The Secretary of the Board shall act as secretary of the Executive Committee and shall keep a record of all proceedings. A majority of the members of the Executive Committee shall constitute a quorum.

SECTION 2. Powers of Executive Committee. The Executive Committee shall have and may exercise the powers of the Board in the management and affairs of the Company except when the Board is in session and except the power to make, alter or repeal By-Laws or to nominate candidates for election to, fill vacancies in or change the number of members of the Board. Actions of the Executive Committee, except when the rights or acts of third parties would be adversely affected, shall be subject to the approval of the Board, which approval shall be implied unless contrary action is taken by the Board.

SECTION 3. Other Committees. Other committees composed of members or directors, officers, agents, or employees of the Company or of any subsidiary or affiliate of the Company may be appointed and their respective functions, terms and duties prescribed from time to time by the Board of Directors, by the chief executive officer subject to the approval of the Board, or by the chief executive officer.

                                   ARTICLE VI
                      EXECUTION AND SIGNING OF INSTRUMENTS
                        AND CHECKS: FACSIMILE SIGNATURES

SECTION 1. Execution of Instruments. Instruments affecting or relating to real estate or the investment of funds of the Company may be executed as authorized by resolution of the Board or as may be authorized by such officers of the Company as the Board designates.

SECTION 2. Disposition of Funds. The funds of the Company shall be paid out, transferred or otherwise disposed of only in such manner and under such controls as may be authorized by resolution of the Board or as may be authorized by such officers of the Company as the Board designates.

SECTION 3. Survival of Validity of Instrument Bearing Facsimile signature. If any officer whose facsimile signature has been placed upon any form of instrument shall have ceased to be such officer before an instrument in such form is issued, such instrument may be issued with the same effect as if he had been such officer at the time of its issue.

                                   ARTICLE VII
                                    INDEMNITY

The Board shall have the power to indemnify, or authorize the officers of the Company to indemnify, directly and through insurance coverage, each person now or hereafter a Director, officer, employee or other representative of the Company, and that person's heirs and legal representatives, against all damages, awards, costs and expenses, including counsel fees, reasonably incurred or imposed in connection with or resulting from any action, suit or proceeding, or the settlement thereof prior to final adjudication, to which such person is or may be made a party by reason of being or having been a Director, officer, employee or other representative of the Company or by reason of service at the request of the Company in any capacity with another entity or organization. Such rights or indemnification shall be in addition to any rights to which any Director, officer, employee or other representative of the Company, former, present or future, may otherwise be entitled as a matter of law and subject to such limitations permitted by law as may be established by the Board.

                                  ARTICLE VIII
                              AMENDMENT OF BY-LAWS

These By-Laws may be amended, altered or repealed by the Board at any regular or special meeting of the Board, provided written notice expressing in substance the proposed change shall have been given to each Director at least five days prior to the date of such regular or special meeting to each Director who does not waive notice. Notice may be waived by any Director by filing a written waiver of notice with the Secretary of Board before, on or after the meeting date.

                                   ARTICLE IX
                           MEANINGS OF WORDS AND TERMS

When used in these By-Laws, the following words and terms shall have the meaning assigned to them in this Article.

 Company - Principal Mutual Life Insurance Company (which also may be known as Bankers Life Company and Princor Mutual Life
           Insurance Company)

   Board - Board of Directors of the Company

 By-Laws - these By-Laws of the Board, as from time to time amended

Articles - Articles of Incorporation of the Company, as from time to time amended

  member - a member of the Company, as defined in the Articles

Director - a person duly elected to the Board of the Company class - that group of Directors whose terms expire on the date of the same annual meeting of the Company.

candidate- a person duly nominated for election to the Board pursuant to the provisions of the Articles and By-Laws